Exhibit 99.1
Keros Therapeutics Appoints Mary Ann Gray, Ph.D., to its Board of Directors

Lexington, Massachusetts – December 17, 2020 – Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced that it appointed Mary Ann Gray, Ph.D., to its Board of Directors.

"We are delighted to welcome Dr. Gray to Keros’ Board of Directors,” said President and Chief Executive Officer Jasbir Seehra, Ph.D. "Her deep experience guiding both growing and commercial-stage companies as a board member, coupled with her scientific and financial acumen, will be a tremendous asset as we continue to further advance multiple assets in the clinic."

Dr. Gray is President of Gray Strategic Advisors, LLC, a biotechnology strategic planning and advisory firm. Previously, she served as Senior Analyst and Portfolio Manager of Federated Kaufmann Fund, where she focused on both public and private healthcare investments. Prior to Federated Kaufmann Fund, she served as a biotechnology equity research analyst at multiple firms. Earlier in her career, she worked as a senior scientist both at Schering Plough Research and NeoRx Corporation. Dr. Gray currently serves on the boards of BioAtla, Inc., Sarepta Therapeutics, Inc., Seneca Biopharmaceuticals, Inc. and Rapt Therapeutics, Inc. and previously served on the board of many public and private biotechnology companies.

Dr. Gray holds a B.S. from the University of South Carolina, a Ph.D. in pharmacology from the University of Vermont, and completed her post-doctoral work at Northwestern University Medical School and at the Yale University School of Medicine.

Concurrent with Dr. Gray joining Keros’ Board of Directors, the Company also announced that Alon Lazarus will be stepping down as a director of the Company. Dr. Lazarus has served on Keros’ Board of Directors since April 2016. Dr. Seehra commented, "On behalf of the Board and Keros’ executive team, I would like to thank Alon for the service he has provided to the company and wish him well in any and all future endeavors."

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the Transforming Growth Factor-Beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Investor Contact:

Julia Balanova

jbalanova@soleburytrout.com

646-378-2936